Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
November 10, 2022

FOR MORE INFORMATION, CONTACT:
C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES SEVENTH CONSECUTIVE QUARTER OF INCREASED EARNINGS FOR THE THIRD QUARTER 2022

Honaker, Virginia -- New Peoples Bankshares, Inc. (the "Company") (OTCBB: NWPP) and its wholly-owned subsidiary, New Peoples Bank, Inc. (the "Bank"), today announced third quarter 2022 net income of $2.0 million, or $0.08 per share, as compared to $1.8 million, or $0.08 per share, for the third quarter of 2021, a year-over-year improvement of $141,000 and a 7.6% increase. The primary drivers for the increase were a decrease in noninterest expenses of $1.5 million, which more than offset decreases in net interest income and noninterest income of $218 thousand and $781 thousand, respectively. Return on average assets rose to 0.94% for the third quarter of 2022 compared to 0.91% for the third quarter of 2021 and return on average equity is up to 13.70% versus 11.75% for the same quarterly comparison.

C. Todd Asbury, President and CEO of the Company, stated, "We are very pleased to report our seventh consecutive quarter of increased earnings. These results are all the more impressive when considering the impact of the cybersecurity event during the second quarter of 2022. I am extremely proud of our employees as they exhibited outstanding professionalism and dedication as we recovered from the cybersecurity incident. We continue to work to improve operational efficiencies, provide exceptional products and services to our customers and drive value for our shareholders."

Since December 31, 2021, our balance sheet grew $33.9 million, or 4.3%, due in part to funds borrowed during the second quarter of 2022 in response to the cybersecurity incident, along with customer deposit growth which increased $16.4 million, or 2.3%, as noninterest bearing deposits increased $17.8 million. Loans decreased $13.9 million as several large commercial loan borrowers liquidated their holdings in several projects and repaid the corresponding loans. The borrowed funds received were held in interest bearing deposits in other banks, which increased $51.6 million, as we maintained liquidity and monitored customer response as we addressed the cybersecurity incident.

During the third quarter of 2022, two branch offices were closed and the deposit and loan accounts were transferred to nearby locations. Asbury further commented, "Our customer relationships are strong as evidenced by increasing deposit relationships in the third quarter despite the cybersecurity incident and the closure of two branches. We are appreciative of our customers." As a result of assessing the values of these sites, a charge of $195,000 was recorded and is included in noninterest expense. During the same period in 2021, three former branch office sites were sold, resulting in gains of $190,000, and three more former branch office sites were transferred to other real estate owned, resulting in a combined loss of $1.1 million.

Highlights

- Year-to-date net income increased to $5.8 million at September 30, 2022 versus $5.1 million for the same period in 2021;
- Total deposits have grown to $723.9 million at September 30, 2022, an increase of $16.4 million since December 31, 2021;
- Returns on average assets and equity increased to 0.94% and 13.70% for the third quarter of 2022, as compared to 0.91% and 11.75% for the third quarter of 2021, respectively;
- Quarter-to-date net interest income was $7.2 million for the third quarter of 2022, a decrease of $218,000, or 2.9%, compared to the third quarter of 2021;

- Net interest margin was 3.55% for the third quarter of 2022, a decrease of 38 basis points compared to 3.93% for the quarter ended September 30, 2021;
- Provision for loan losses was $225,000 for the third quarter of 2022, and $0 for the third quarter of 2021;
- Noninterest income decreased $781,000, or 26.3%, during the third quarter compared to the third quarter of 2021;
- Total noninterest expense decreased $1.5 million, or 18.2%, during the quarter compared to the third quarter of 2021;
- Annualized net charge offs as a percentage of average loans were 0.30% during the third quarter of 2022, and 0.03% during the third quarter of 2021.

Quarterly Earnings

During the third quarter of 2022, net income of $1.99 million was recorded; an increase of $141,000, or 7.6%, from the same period in 2021. The primary drivers for the improved earnings was a decrease in total noninterest expense of $1.5 million due largely to the $1.0 million decline in occupancy expenses. This year-over-year decrease in occupancy expenses offset decreases in net interest income and noninterest income of $218,000 and $781,000, respectively. Net interest income decreased $218,000, a result of deferred loan fees earned from the forgiveness of Paycheck Protection Program (PPP) loans of $1.1 million during the third quarter of 2021 not being replicated in 2022, resulting in a net decrease in interest and fees on loans of $592,000, or 7.8%. The decrease in loan fees was largely offset by increased earnings on interest bearing deposits in banks and investments, which increased $531,000 and $117,000, respectively. For the comparative three-month periods 2022 and 2021, interest expense increased $284,000, as interest on borrowed funds increased $388,000, offset by a decrease in interest expense on deposits of $104,000.

The net interest margin for the third quarter of 2022 was 3.55%, a decrease of 38 basis points compared to 3.93% for the third quarter of 2021. The yield on earning assets fell to 3.99% from 4.26%, due largely to PPP loan fees of $1.1 million recognized in 2021, that were not replicated in 2022, as virtually all of the PPP loans originated in 2020 and 2021 have been repaid or forgiven. Excluding the impact of PPP loan fees, the earning asset yield for the third quarter of 2021 would have been 3.68%. Our cost of funds increased to 0.46% for the third quarter of 2022, versus 0.34% for the third quarter of 2021, due to the impact of funds borrowed during the second quarter of 2022, in response to the cybersecurity incident, combined with increased rates on existing borrowings. Average borrowed funds increased $46.8 million for the year-over-year third quarter ended in 2022, accounting for approximately $287,000 of the year-over-year interest expense increase. Average balances of noninterest-bearing deposits increased $4.0 million in the third quarter of 2022 compared to the third quarter of 2021, as we work to enhance and maintain transaction account relationships. These noninterest bearing accounts have had a positive effect on our cost of interest-bearing liabilities resulting in a 24 basis points reduction in the overall cost of funds. It is expected that the benefit of these noninterest bearing funds will be more significant if interest rates continue to rise. Average interest-bearing deposit accounts decreased $8.0 million during the third quarter 2022 as compared to the third quarter of 2021. Average time deposits balances decreased $31.2 million, while average interest-bearing transaction accounts increased $23.3 million. In response to rising interest rates, we initiated some promotional time deposit products in the third quarter of 2022. In addition, our financial services offerings include annuities and brokered deposit products that provide alternatives to customers seeking higher returns.

The provision for loan losses was $225,000 this quarter, compared to zero for the third quarter of 2021, due to a combination of factors, including the rising interest rate environment, deposit account charge-offs related to the cybersecurity incident realized during the third quarter of 2022, and uncertain economic trends.

Total noninterest income decreased $781,000 in the third quarter of 2022 compared to the third quarter of 2021. The primary drivers of the quarter-over-quarter decline were $322,000 of gains on sales of investment securities and $190,000 of gains on sale of bank premises in 2021 that were not repeated in 2022. In addition, the Company recorded a $100,000 write-down of bank owned life insurance (BOLI and a period-over-period decrease in gains and commissions on mortgage loan originations of $82,000, during the third quarter of 2022. The BOLI charge resulted from a decrease in the market value of the underlying investments supporting the policy due to increased interest rates. The increased interest rate environment also contributed to the reduced mortgage revenue as mortgage originations and refinancings have slowed.

Total noninterest expense decreased $1.5 million in the third quarter of 2022 compared to the same period of 2021, due primarily to charges recorded in 2021 of $1.1 million related to the transfer of three former branch office

locations to other real estate owned, which is reflected in occupancy and equipment expense, and $395,000 of write-downs on OREO, which is reflected in other operating expense. These charges more than exceeded the $195,000 charge related to the closure of two branch offices during the third quarter of 2022, which is included in occupancy expenses. Salaries and benefits remained virtually flat for the comparative three-month period in 2022 versus 2021. This was due in part to an adjustment to reduce the liability for our self-insured insurance plan $100,000 during the third quarter of 2022, based on a rolling assessment of claims made against the plan. This liability adjustment offset employee appreciation bonus payments, totaling $89,000, during the third quarter in recognition of employee response to the cybersecurity incident in June of 2022.

Year-to-date Earnings

During the nine months ended September 30, 2022, compared to the same period in 2021, net income improved 14.5% to $5.8 million, or $0.24 per share, from $5.1 million, or $0.21 per share. Interest income was slightly higher and interest expense was slightly lower, resulting in an improvement of $183,000 in net interest income. Other drivers of the improvement were reduced noninterest expense, which declined $1.4 million, due largely to charges to write down closed and former branch office sites during the third quarters of 2022 and 2021, as previously discussed.

The increase of $183,000 in net interest income was due primarily to a reduction in interest expense on deposits totaling $528,000, combined with increased earnings from interest earning deposits with banks and investment securities which increased $669,000 and $453,000, respectively, due to increased average balances and higher interest rates. The reduction in interest expense on deposits was driven mainly by a reduction in the average cost of retail time deposits, which declined 24 basis points, to 0.76% from 1.00%, plus a $29.7 million decrease in the average balances of time deposits. Interest income on earning assets increased $116,000, or 0.51%, for the nine months ending September 30, 2022 as compared to the same period in 2021, as increased earnings on interest earning deposits with banks and investment securities of $669,000 and $453,000, respectively, offset a $1.0 million decrease in interest and fees on loans. The decrease in loan earnings is attributable to a net decrease in of $1.6 million in deferred PPP loan fees, as PPP loans had repayments of approximately $50.4 million during the first nine months of 2021, realizing approximately $1.8 million of fee income, which could not be replicated in 2022. Average loan balances grew $6.7 million, year-over-year, and average yields, excluding loan fees, increased to 4.49% from 4.40%, due to the rising interest rate environment.

Our total average yield on earning assets was 3.88% during the first nine months of 2022, compared to 4.06% during the same period in 2021. Excluding the net impact of PPP loan fees, the yield on earning assets for 2021 would have been 3.77%. The reduction in our average cost of funds to 0.36% during the first nine months of 2022, compared to 0.39% during the same period in 2021, was due to increases in interest-bearing transaction accounts whose average balance increased $32.8 million, while average time deposits decreased $33.7 million. Average noninterest bearing demand deposits increased $10.1 million during the same nine-month comparative period.

The provision for loan losses for the first nine months of 2022 was up $28,000 compared to the same period in 2021, to $400,000 from $372,000, due to a combination of factors, as previously discussed.

Total noninterest income decreased $571,000 for the first nine months of 2022, compared to the same period in 2021, to $6.9 million. Investment securities sales net gains and a gain on the sale of bank premises in 2021 account for $322,000 and $190,000, respectively, of the decrease, as those earnings were not replicated in 2022. Additionally, a BOLI adjustment of $100,000 was recorded in 2022, as previously discussed. Aside from these individual events, financial services and secondary market mortgage lending activities were impacted by the cybersecurity event and the rising interest rate environment, showing year-over-year revenue declines of $74,000 and $116,000, respectively. These declines were offset by increased service charge revenue which increased $299,000, despite a period during the cybersecurity event where service charges were waived for all accounts.

For the nine months ended September 30, 2022, compared to the same period in 2021, total noninterest expense decreased $1.4 million to $19.7 million, primarily because of a $1.4 million decrease in occupancy and equipment expense that was driven nearly entirely by the $1.1 million in losses on three former branch office locations discussed above, which were transferred into other real estate owned in 2021, partially offset by a similar $195,000 charge recorded in 2022. Due to the reduction in the number of branch office locations, year-over-year depreciation expense decreased $286,000. Salaries and benefits increased $530,000, or 55.6% to $9.9 million for the comparative nine-month period of 2022 versus 2021, as salary adjustments, accruals for performance bonus and profit sharing

programs, along with costs for new or amended benefits, accounted for approximately $485,000 of the increase, along with approximately $89,000 of employee appreciation bonus payments, made to all employees, as a result of their efforts in addressing the cybersecurity incident.

Income taxes increased $291,000, or 21.5%, which generally correlates to the increase in pretax earnings.

Balance Sheet

At September 30, 2022 compared to December 31, 2021, total assets increased $33.9 million, or 4.3%. Loan balances have decreased $13.9 million, or 2.3%, due largely to the repayments of several large commercial real estate loans, as previously discussed. Loan originations, specifically commercial real estate and multi-family loans, continue to be positively impacted by our Boone, NC, loan production office, as well as originations in the Kingsport and Johnson City, Tennessee markets.

Deposits increased $16.4 million, or 2.3%, funded with noninterest-bearing demand deposits, which increased $17.8 million, or 7.1%. This deposit growth, combined with the FHLB advances and the reduction in loans, resulted in a $51.6 million increase in interest bearing deposits with banks.

Capital

Since December 31, 2021, total capital decreased $8.4 million, as the net unrealized loss on available-for-sale investment securities due to the rapid rise in market interest rates increased $12.9 million, which more than offset year-to-date earnings of $5.8 million. In addition, a cash dividend payment of $1.2 million and the repurchase of common stock totaling $103,000 further reduced capital. Consequently, book value per share has decreased to $2.31 at September 30, 2022 compared to $2.66 at December 31, 2021. Excluding the impact of the unrealized loss on available-for-sale securities, equity capital increased $4.5 million. The bank remains well capitalized per regulatory guidance.

Asset Quality

The allowance for loan losses as a percentage of total loans was 1.14% at September 30, 2022 and 1.13% at December 31, 2021.

Annualized net charge-offs, as a percentage of average loans, was 0.30% during the third quarter of 2022, up from 0.03% during the third quarter of 2021, due to the impact of deposit account charge-offs resulting from the cybersecurity incident. Year-to-date 2022, net charge-offs represent 0.12% of average loans as compared to 0.21% for the same period of 2021.

Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $4.0 million at September 30, 2022, a decline of $275,000, or 6.4%, since year-end 2021. Nonperforming assets as a percentage of total assets were 0.49% at September 30, 2022, and 0.54% at December 31, 2021.

As we continue working to reduce nonearning assets, other real estate owned is down to $321,000 as of September 30, 2022, compared to $1.4 million as of December 31, 2021. Related expenses associated with other real estate owned of $110,000 for the first nine months of 2022 are down by $329,000 compared to the same period 2021, due largely to $395,000 of write-downs recorded during the third quarter of 2021.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at www.npbankshares.com.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and

assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company's ability to successfully manage cyber security; (xx) the Company's reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.*

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED SEPTEMBER 30, 2022 THROUGH SEPTEMBER 30, 2021
(IN THOUSANDS EXCEPT SHARE DATA)
(UNAUDITED)

Dollars in thousands, except per share	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total cash and cash equivalents	$ 114,918	$ 124,051	$ 78,864	$ 60,946	$ 86,542
Investment securities available-for-sale	98,845	100,616	106,820	107,358	105,228
Loans receivable, net of allowance for loan losses	573,281	578,815	595,132	587,009	567,396
Total assets	828,565	847,028	813,536	794,647	800,849
Total deposits	723,914	707,064	730,968	707,513	713,489
Total Liabilities	773,335	790,864	754,624	731,016	738,331
Total shareholders' equity	55,230	56,164	58,912	63,631	62,518

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022 THROUGH SEPTEMBER 30, 2021
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

Dollars in thousands, except per share	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Interest income on loans, including fees	$ 7,010	$ 6,792	$ 6,674	$ 6,840	$ 7,602
Interest income on investment securities	505	482	435	408	388
Total interest and dividend income	8,110	7,460	7,157	7,301	8,044
Interest expense on deposits	418	404	430	468	522
Total interest expense	910	616	536	572	626
Net interest income	7,200	6,844	6,621	6,729	7,418
Provision for loan losses	225	75	100	-	-
Net interest income after provision for loan losses	6,975	6,769	6,521	6,729	7,418
Total noninterest income	2,189	2,348	2,369	2,503	2,970
Total noninterest expenses	6,599	6,658	6,439	6,727	8,067
Income tax expense	579	536	530	588	476
Net income	$ 1,986	$ 1,923	$ 1,921	$ 1,917	$ 1,845
Basic and diluted income per share	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

Dollars in thousands, except per share	**September 30, 2022**	**September 30, 2021**
Interest income on loans, including fees	$ 20,476	$ 21,483
Interest income on investment securities	1,422	969
Total interest and dividend income	22,727	22,611
Interest expense on deposits	1,252	1,780
Total interest expense	2,062	2,129
Net interest income	20,664	20,482
Provision for loan losses	400	372
Net interest income after provision for loan losses	20,264	20,110
Total noninterest income	6,906	7,477
Total noninterest expenses	19,696	21,140
Income tax expense	1,645	1,354
Net income	5,830	5,093
Basic and diluted income per share	$ 0.24	$ 0.21

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended,				
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Key Performance Ratios					
Earning asset yield	3.99%	3.82%	3.82%	3.83%	4.26%
Cost of interest bearing liabilities	0.70%	0.51%	0.46%	0.48%	0.52%
Cost of Funds	0.46%	0.33%	0.30%	0.31%	0.34%
Net Interest Margin	3.55%	3.50%	3.53%	3.53%	3.93%
Return on average shareholder's equity	13.70%	13.45%	12.35%	12.14%	11.75%
Return on average assets	0.94%	0.94%	0.97%	0.95%	0.91%
Efficiency Ratio*	70.25%	72.40%	71.59%	72.84%	77.62%
Loan to Deposit Ratio	80.10%	82.83%	81.42%	83.92%	80.46%
Asset Quality					
Allowance for loan loss to total loans	1.14%	1.16%	1.14%	1.13%	1.16%
Net charge-offs (recoveries) to average loans, annualized	0.30%	0.01%	0.05%	(0.05%)	0.03%
Nonaccrual loans to total loans	0.64%	0.62%	0.44%	0.50%	0.54%
Nonperforming assets to total assets	0.49%	0.47%	0.42%	0.54%	0.68%
Capital Ratios (Bank Only)					
Tier 1 leverage	9.86%	9.88%	9.95%	9.86%	9.53%
Tier 1 risk-based capital	15.16%	14.97%	14.66%	14.98%	15.11%
Total risk-based capital	16.35%	16.21%	15.90%	16.23%	16.37%
Total common equity tier 1 capital	15.16%	14.97%	14.66%	14.98%	15.11%

*The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.